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                          INVESTMENT ADVISORY AGREEMENT


                            GAMNA SERIES FUNDS, INC.
                                 180 Maiden Lane
                            New York, New York 10038



                                             July 21, 1999



Groupama Asset Management N.A.
180 Maiden Lane
New York, New York  10038

Dear  Sirs:

          This will confirm the agreement between the undersigned (the "Company") and you (the "Adviser") as follows:

          1. The Company is an open-end investment company which currently has one investment portfolio -- GAMNA Focus Fund (the "Fund"). The Company proposes to engage in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objectives and limitations specified in the Company's Articles of Incorporation (the "Articles") and the currently effective prospectus, including the documents incorporated by reference therein (the "Prospectus"), relating to the Company and the Fund, included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to these documents shall be furnished to the Adviser promptly.

          2. The Company employs the Adviser to (a) make investment strategy decisions for the Fund, (b) manage the investing and reinvesting of the Fund's assets as specified in paragraph 1, (c) place purchase and sale orders on behalf of the Fund, and (d) provide continuous supervision of the Fund's investment portfolio.

          3. (a) The Adviser shall, at its expense, employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this agreement.

          (b) Except as provided in subparagraph 3(a), the Company shall be responsible for all of the Fund's expenses and liabilities, including organizational expenses; taxes; interest; fees (including fees paid to its directors); fees payable to the Securities and Exchange Commission; state securities qualification fees; costs of preparing and printing prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees; charges of the custodian and transfer agent; charges of any shareholder servicing agents; certain insurance premiums; auditing and legal expenses; costs of shareholders'

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reports and shareholder meetings; any extraordinary expenses and brokerage fees and commissions, if any, in connection with the purchase of portfolio securities.

          4. As manager of the Fund's assets, the Adviser shall make investments for the Fund's account in accordance with the investment objectives and limitations set forth in the Articles, the Prospectus, the 1940 Act, the provisions of the Internal Revenue Code relating to regulated investment companies and policy decisions adopted by the Company's Board of Directors from time to time. The Adviser shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Fund's account and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making such investments.

          5. In executing portfolio transactions on behalf of the Fund, the Adviser will use its best judgment to choose the dealer or broker it believes most capable of providing the services necessary to obtain the most favorable execution. The full range and quality of services available will be considered in making these determinations. In those instances where it is reasonably determined that more than one dealer or broker can offer the services needed to obtain favorable execution, consideration may be given to those dealers or brokers that supply research advice or other services. Research advice and other services furnished by brokers through whom the Fund effects securities transactions may be used by the Adviser in servicing clients other than the Fund, and not all such services will necessarily benefit the Fund. The Adviser may from time to time cause an amount to be paid from the Fund to a broker that furnishes brokerage and research services at a higher net price than that which might be charged by another broker for effecting the same transaction, provided that the Adviser determines in good faith that the amount charged by the broker is reasonable in relation to the value of the research and brokerage services provided by the broker.

          6. In consideration of the Adviser's undertaking to render the services described in this agreement, the Company agrees that the Adviser shall not be liable under this agreement for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this agreement, provided that nothing in this agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Company or its stockholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

          7. In consideration of the services to be rendered by the Adviser under this agreement, the Company shall pay the Adviser a monthly fee on the last Business Day (as defined in the Prospectus) of each month at an annual rate of 0.55% of the average daily value (as determined on the days and at the time set forth in the Prospectus for determining net asset value per share) of the Fund's net assets during such month with respect to the first billion dollars of such average daily value and 0.50% for amounts over one billion dollars. If the fee payable to the Adviser pursuant to this paragraph 7 begins to accrue before the end of any month or if this agreement terminates before the end of any month the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full


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month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed in the manner specified in the Prospectus and the Articles for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of shares of the Fund's capital stock.

          8. This agreement shall continue in effect until two years from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the 1940
Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Company. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

          9. Upon expiration or earlier termination of this agreement, the Company shall, if reference to "Groupama" or "GAMNA" is made in the corporate name of the Company or in the name of the Fund and if the Adviser requests in writing, as promptly as practicable change its corporate name and the name of the Fund so as to eliminate all reference to "Groupama" or "GAMNA" , thereafter the Company and the Fund shall cease transacting business in any corporate name using the words "Groupama" or "GAMNA" or any other reference to the Adviser, "Groupama" or "GAMNA". The foregoing rights of the Adviser and obligations of the Company shall not deprive the Adviser, or any affiliate thereof which has "Groupama" or "GAMNA" in its name, of, but shall be in addition to, any other rights or remedies to which the Adviser and any such affiliate may be entitled in law or equity by reason of any breach of this agreement by the Company, and the failure or omission of the Adviser to request a change of the Company's or the Fund's names or a cessation of the use of the name of "Groupama" or "GAMNA" as described in this paragraph 9 shall not under any circumstances be deemed a waiver of the right require such change or cessation at any time thereafter for the same or any subsequent breach.

          10. Except to the extent necessary to perform the Adviser's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

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          11. This Agreement shall be governed by the laws of the State of New
York.

     If the foregoing correctly sets forth the agreement between the Company and the Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                             Very truly yours,

                                             GAMNA SERIES FUNDS, INC.


                                             By: /s/ Mark P. Bronzo
                                                 -----------------------
                                                      Mark P. Bronzo
                                                      Title:  President and CEO

ACCEPTED:

GROUPAMA ASSET MANAGEMENT N.A.


 By: /s/ Mark P. Bronzo
     -----------------------
         Mark P. Bronzo
         Title:  SVP, Managing Director and Portfolio Manager